Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Exclusive Building Services, Inc.

We consent to the reference to our firm under the caption “Experts” on the Registration Statement on Form S-1 and related Prospectus of Exclusive Building Services, Inc. for the registration of shares of its common stock and to the inclusion of our report dated October 20, 2010 with respect to the financial statements of Exclusive Building Services, Inc. as of July 31, 2010 and 2009 and for the years then ended.

/s/ PMB Helin Donovan, LLP

Houston, Texas
October 27, 2010